EXHIBIT C


                               Balch & Bingham LLP
                              Birmingham, Alabmama
                                  205-251-8100


December 4, 1997


Securities and Exchange Commission
Washington, DC  20549

Re:      Statement on Form U-1
         of Alabama Power Company
         (herein called the "Company")
         File No. 70-8661

Ladies and Gentlemen:

We have read the statement on Form U-1, as amended, referred to above and are furnishing this opinion in connection with the issuance and sale by The Industrial Development Board of the Town of Columbia (Alabama) of $65,000,000 aggregate principal amount of its Taxable Variable Rate Demand Revenue Bonds (Alabama Power Company Project), Series 1997 (the "Revenue Bonds").

We are of the opinion that:

(a) the Company is validly organized and duly existing as a corporation under the laws of the State of Alabama;

(b) the transactions have been consummated in accordance with such statement on Form U-1, as amended;

(c)  all state laws applicable to the transactions have been complied with;

(d) the Company's obligations with respect to the Revenue Bonds are valid and binding obligations of the Company in accordance with their terms; and

(e) the consummation of the transactions did not violate the legal rights of the holders of any securities issued by the Company or any associate company thereof.

We hereby give our written consent to the use of this opinion in connection with the above-mentioned statement on Form U-1 and to the filing thereof with the Commission at the time of the filing of the certificate pursuant to Rule 24.

                                                     Very truly yours,

                                                     /s/Balch & Bingham LLP